Exhibit 99.1
WESCO International, Inc. Announces Offering of
Convertible Debt Securities
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
Pittsburgh, PA, October 25, 2006 — WESCO International, Inc. (NYSE: WCC) today announced that it intends to raise approximately $250 million through an offering of Convertible Senior Debentures due 2026 (“Convertible Debentures”). In addition, WESCO International may issue up to an additional $50 million Convertible Debentures upon exercise of an option to be granted to the initial purchasers.
The Convertible Debentures of WESCO International will be guaranteed on a senior subordinated basis by WESCO Distribution. Upon conversion, WESCO International will pay cash and, if required, shares of WESCO International common stock.
It is expected that the net proceeds from the offering, along with borrowings under credit facilities, will be used to finance WESCO Distribution’s previously announced acquisition of Communications Supply Holdings, Inc. The proposed offering of Convertible Debentures is not conditional on the completion of the Communications Supply acquisition.
The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. None of the Convertible Debentures (including any shares of common stock issuable upon conversion thereof) or the guarantee thereof have been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect the Company’s ability to complete the proposed debt offering. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2005 annual sales were approximately $4.4 billion. The Company employs approximately 6,100 people, maintains relationships with over 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 365 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.